Exhibit 99.1
FOR IMMEDIATE RELEASE
News Release

Linda McNeill
Investor Relations
(713) 267-7622

BRISTOW GROUP REPORTS STRONG FINANCIAL RESULTS
FOR ITS 2014 FISCAL SECOND QUARTER AND SIX MONTHS ENDED SEPTEMBER 30, 2013

•
SECOND QUARTER AND SIX MONTH GAAP NET INCOME OF $110.6 MILLION ($3.01 PER DILUTED SHARE) AND $137.5 MILLION ($3.75 PER DILUTED SHARE), INCLUDING A GAIN ON SALE OF AN UNCONSOLIDATED AFFILIATE OF $103.9 MILLION ($1.85 PER DILUTED SHARE)

•
SECOND QUARTER AND SIX MONTH ADJUSTED NET INCOME OF $46.5 MILLION ($1.27 PER DILUTED SHARE) AND $83.5 MILLION ($2.28 PER DILUTED SHARE), WHICH EXCLUDES THE IMPACT OF ASSET DISPOSITIONS AND SPECIAL ITEMS (INCLUDING THE GAIN ON SALE OF AN UNCONSOLIDATED AFFILIATE)

•	COMPANY INCREASES GUIDANCE FOR FULL FISCAL YEAR 2014 ADJUSTED EPS TO $4.25 - $4.55

HOUSTON, November 7, 2013 – Bristow Group Inc. (NYSE: BRS) today reported net income for the September 2013 quarter of $110.6 million, or $3.01 per diluted share, compared to net income of $29.7 million, or $0.82 per diluted share, in the same period a year ago.
The results for both the quarter and six-month period include a significant gain on the sale of the FB Entities, an unconsolidated U.K. affiliate, of $103.9 million, or $1.85 per diluted share. Adjusted net income, which excludes special items and asset disposition effects, including this gain, increased 60% to $46.5 million, or $1.27 per diluted share, for the September 2013 quarter, compared to $29.2 million or $0.80 per diluted share, in the September 2012 quarter.
Adjusted earnings before interest, taxes, depreciation, amortization and rent (“adjusted EBITDAR”), which also excludes special items and asset disposition effects, was $108.5 million for the September 2013 quarter compared to $84.9 million in the same period a year ago, an increase of 28%. Net cash provided by operating activities totaled $96.1 million for the September 2013 quarter compared to $79.5 million in the September 2012 quarter.
The improvement in adjusted EBITDAR, adjusted net income and adjusted diluted earnings per share for the September 2013 quarter compared to the September 2012 quarter was primarily driven by:

•	Improved pricing and increased activity with new and existing clients in our Europe and West Africa Business Units, and

•	Aircraft operating in Canada for our Canadian affiliate, Cougar Helicopters Inc. (“Cougar”), beginning in October 2012.
This improvement was partially offset by:

•	A decrease in small aircraft activity in our U.S. Gulf of Mexico and Alaska operations, and

•	The end of short-term contracts and costs incurred in anticipation of new contracts that start during the fourth quarter of fiscal year 2014 in Australia.
“Similar to our first quarter of fiscal 2014, the second quarter was a record quarter for Bristow, with continued excellent top-line growth and improved margins compared to last year. I am particularly proud of our team’s focus as these results were achieved during a quarter in which a number of industry challenges arose,” said William E. Chiles, President and Chief Executive Officer of Bristow Group.
“Our results in Europe now include operations from our search and rescue bases in Sumburgh and Stornoway in the U.K., where we’ve flown over 120 missions to date. Combined with the continued contribution from West Africa and Brazil, both sequential and year over year quarterly adjusted EBITDAR margins improved.”
“Our Cougar affiliate in Atlantic Canada notably improved our business in North America. When combined with actions we are taking to restructure the Gulf of Mexico for more medium and large aircraft operations, Bristow is poised to further capitalize on deepwater expansion.”
Mr. Chiles continued, “We saw five of our Eurocopter EC225s return to full revenue service in the September quarter, with the operational modifications progressing. The commercial re-entry of these aircraft continues and we expect our full EC225 fleet to be available for a return to revenue service over the second half of fiscal 2014. Our team’s excellent first half performance and our belief in a solid second half performance allow us to increase our adjusted EPS fiscal 2014 guidance range to $4.25 to $4.55.”
SECOND QUARTER FY2014 RESULTS

•	Operating revenue increased 16% to $378.6 million compared to $326.0 million in the same period a year ago.

•	Operating income increased 14% to $53.9 million compared to $47.3 million in the September 2012 quarter.

•	Our GAAP net income increased by 273% to $110.6 million, or $3.01 per diluted share, compared to $29.7 million, or $0.82 per diluted share, in the September 2012 quarter.

•	Our GAAP results for the September 2013 quarter were impacted by the following items that are excluded from our adjusted non-GAAP financial measures for the quarter:

◦
The sale of our 50% interest in the FB Entities for £74 million, or approximately $112.2 million, resulting in a pre-tax gain of $103.9 million included as gain on sale of unconsolidated affiliate. This special item increased net income by $67.9 million and earnings per share by $1.85,

◦	A loss on disposal of assets of $3.1 million, which compares to a loss of $1.3 million in the September 2012 quarter,

◦	$1.5 million in inventory allowances as a result of our review of excess inventory on aircraft model types we sold or classified all or a significant portion of as held for sale, and

◦	A charge of $0.5 million in costs associated with the planned closure of our Alaska operations which related primarily to employee severance and retention costs. We expect to incur approximately $3.5 million in additional costs related mostly to severance and retention through August 2014 to provide services for the remainder of the applicable remaining client contract terms and close our Alaska operations.

•
Adjusted net income, which excludes special items and asset disposition effects, increased 60% to $46.5 million, or $1.27 per diluted share, compared to $29.2 million, or $0.80 per diluted share, in the September 2012 quarter.

•	Adjusted EBITDAR, which excludes special items and asset disposition effects, increased 28% to $108.5 million compared to $84.9 million in the same period a year ago.

•
Cash as of September 30, 2013 totaled $313.5 million compared to $215.6 million as of March 31, 2013. Our total liquidity, including cash on hand and availability on our revolving credit facility, was $618.0 million as of September 30, 2013 compared to $415.0 million as of March 31, 2013, a 49% increase.

SECOND QUARTER FY2014 BUSINESS UNIT RESULTS
Europe Business Unit
The addition of new large aircraft, along with an overall increase in activity with existing clients and new contracts primarily in the U.K. Northern North Sea, resulted in increased revenue of $24.1 million and were the primary contributors to revenue growth in our Europe Business Unit. We increased our fleet in this region by executing operating leases for new large oil and gas aircraft beginning in late fiscal year 2012 and continuing through the September 2013 quarter, with the addition of the four search and rescue (“SAR”) aircraft. Adjusted EBITDAR increased almost 28% year-over-year; however, adjusted EBITDAR margin increased only slightly to 35.3% in the September 2013 quarter compared to 34.6% in the September 2012 quarter primarily due to maintenance and salary increases year over year. Sequential quarterly adjusted EBITDAR margins improved to 35.3% in the September 2013 quarter from 30.3% in the June 2013 quarter due to a full quarter of contribution from SAR work.
West Africa Business Unit
Activity levels continued to be strong in our West Africa Business Unit, leading to a 16.2% increase in operating revenue for the September 2013 quarter compared to the September 2012 quarter. The increase in revenue and a decrease in import duties, partially offset by an increase in base repairs and maintenance expense as well as aircraft maintenance expense resulted in a 33.4% improvement in adjusted EBITDAR compared with September 2012 quarter as well as an increase in adjusted EBITDAR margins to 30.4% for the September 2013 quarter compared to 26.5% for the September 2012 quarter.
North America Business Unit
Our entry into the Atlantic Canada region through our investment in Cougar in October 2012 drove the improvement in revenue, adjusted EBITDAR and adjusted EBITDAR margin in North America. Aircraft operating for Cougar in Canada contributed $8.2 million in revenue in the September 2013 quarter. Driven primarily by the revenue generated from new aircraft operating in Canada and the lower level of bad debt expense in September 2013, North America’s adjusted EBITDAR and adjusted EBITDAR margin improved to $18.7 million and 31.0%, respectively, in the September 2013 quarter compared to $11.8 million and 20.7%, respectively, in the September 2012 quarter.
Offsetting this improvement was a decline in activity in our U.S. Gulf of Mexico business, primarily related to small aircraft. We recognize that the current operating environment in the North America business unit is challenging for our fleet mix and we are proactively restructuring our business by exiting the Alaska market and selling smaller aircraft with a long-term strategy of operating larger aircraft to service deepwater client contracts in the U.S. Gulf of Mexico.

Australia Business Unit
Operating revenue for Australia decreased 8.1% from $38.4 million in the September 2012 quarter to $35.3 million in the September 2013 due to the end of short-term contracts and the impact of foreign currency exchange rate changes. As a result of costs incurred in the September 2013 quarter in anticipation of client contracts that start in the fourth quarter of this current fiscal year, adjusted EBITDAR and adjusted EBITDAR margin decreased in the September 2013 quarter to $7.4 million and 21.0%, respectively, from $10.8 million and 28.0%, respectively, in the September 2012 quarter. We continue to incur salaries and benefits, depreciation, insurance, training and lease costs in anticipation of the new contracts that start during the fourth quarter of fiscal year 2014.
Other International Business Unit
Operating revenue for our Other International Business Unit increased slightly due to an increase in activity in Trinidad and Brazil, partially offset by a decline in revenue resulting from the end of a short-term contract in Guyana, a decline in aircraft on contract in Mexico and Malaysia and a decline in activity in Russia. Adjusted EBITDAR and adjusted EBITDAR margin for the September 2013 quarter decreased to $12.6 million and 39.3%, respectively, compared to $14.2 million and 44.2%, respectively, in the September 2012 quarter, primarily due to a decline in aircraft on contract in Malaysia and a decline in activity and higher maintenance expense in Russia, partially offset by higher activity in Trinidad.
UPDATE ON EC225 OPERATIONS
Eurocopter, the manufacturer of the EC225 Super Puma aircraft, has indicated that they have determined the root causes of the gear shaft failure in the EC225 that occurred in 2012. This determination has been reviewed and verified by airworthiness authorities and independent third parties. The definitive solution to the problem will be a redesign of the gear shaft with earliest possible anticipated availability being in the middle of calendar year 2014.  However, in July 2013 the European Aviation Safety Authority (the “EASA”) issued an airworthiness directive providing for interim solutions involving minor aircraft modifications and new maintenance/operating procedures for mitigating shaft failure and enhancing early detection.
The Civil Aviation Authorities in the U.K. and Norway have issued safety directives, which superseded and revoked the safety directive of October 2012 and now permit a return to service of the EC225 aircraft over harsh environments conditional upon compliance with the EASA airworthiness directive. We have commenced the required modifications and are carrying out the required inspections on our EC225 fleet in the U.K., Norway and Australia.
On August 23, 2013, an AS332L2, operated by another helicopter company in our industry, ditched near Sumburgh Airport in the U.K. resulting in the loss of four lives. To date, the investigation has not found any evidence of a technical fault and the ongoing work by the U.K. Air Accidents Investigation Branch continues to focus on the operational aspects of the flight.
Currently, no client contracts have been cancelled in connection with the suspension in operations of the EC225 aircraft or AS332L2 ditching and we believe we have the contractual right to continue to receive monthly standing charges billed to our clients. In certain instances, we have agreed to reduced monthly standing charge billings for the affected aircraft. We have been able to substantially replace the lost utilization from the EC225 aircraft with other aircraft, mitigating the impact on our results of operations during the September 2013 quarter.
The current situation will continue until the necessary modifications are made to the EC225 fleet and we are confident that the interim modifications will allow us to operate the aircraft safely. Some of our EC225 fleet have commenced returning to service in September 2013 and the operational modification process is progressing. Until the fleet is again fully operational and under commercial arrangements similar to before the operational suspension, this situation could have a material adverse effect on our future business, financial condition and results of operations.

Following the August 2013 accident and in conjunction with two other helicopter operators in the U.K., we have embarked upon a Joint Operator's Review of Safety to review current processes, procedures and equipment in order to identify best practice in the offshore helicopter industry, with a view to further enhancing safety for our clients and crew. Bristow Group will readily and actively participate in a United Kingdom Parliamentary Inquiry on helicopter safety which commenced November 6, 2013 with written submissions requested by December 20, 2013.
DIVIDEND AND SHARE REPURCHASE
On November 5, 2013, our Board of Directors approved our eleventh consecutive quarterly dividend. This dividend of $0.25 per share will be paid on December 13, 2013 to shareholders of record on November 29, 2013 and is 67% higher than the first dividend paid in June 2011. Based on shares outstanding as of September 30, 2013, the total quarterly dividend payment will be approximately $9.2 million. Additionally, our Board of Directors extended the date to repurchase up to $100 million of shares of our Common Stock to November 5, 2014.
GUIDANCE
We are revising our adjusted diluted earnings per share guidance for the full fiscal year 2014 to $4.25 to $4.55, a $0.05 increase at each end of the range, reflecting our expectation for continued growth, and improving operational and capital efficiency.
“Our continued improvement in operating and commercial performance has delivered strong financial results, as seen in the over 28% growth in adjusted EBITDAR and 59% growth in adjusted EPS over the same period a year ago,” said Jonathan E. Baliff, Senior Vice President and Chief Financial Officer of Bristow Group.
“Combined with the proceeds from the recent sale of our interest in the FB Entities, we have increased our overall liquidity by 49% to $618.0 million for oil and gas and civilian SAR growth. This prudent balance sheet management commitment combined with our commitment to a growing quarterly dividend and potential share repurchases, provides our existing and future investors a unique, long term, and worthwhile path to invest in this industry.”
As a reminder, our earnings per share guidance does not include the effects of asset dispositions and special items because their timing and amounts are more variable and less predictable. This guidance is based on current foreign currency exchange rates. In providing this guidance, we have not included the impact of any changes in accounting standards and any impact from significant acquisitions or divestitures. Events or other circumstances that we do not currently anticipate or cannot predict including any issues involved with the return to full revenue service of the EC225 aircraft and changes in the market and industry, could result in earnings per share for fiscal year 2014 that are significantly above or below this guidance. Factors that could cause such changes are described below under the Forward-Looking Statements Disclosure and the Risk Factors in our quarterly report on Form 10-Q for the quarter ended September 30, 2013 and annual report on Form 10-K for the fiscal year ended March 31, 2013.
CONFERENCE CALL
Management will conduct a conference call starting at 10:00 a.m. ET (9:00 a.m. CT) on Friday, November 8, 2013 to review financial results for the fiscal year 2014 second quarter ended September 30, 2013. This release and the most recent investor slide presentation are available in the investor relations area of our web page at www.bristowgroup.com. The conference call can be accessed as follows:
Via Webcast:

•	Visit Bristow Group’s investor relations Web page at www.bristowgroup.com

•	Live: Click on the link for “Bristow Group Fiscal 2014 Second Quarter Earnings Conference Call”

•	Replay: A replay via webcast will be available approximately one hour after the call’s completion and will be accessible for approximately 90 days

Via Telephone within the U.S.:

•	Live: Dial toll free 1-866-225-8754

•	Replay: A telephone replay will be available through November 22, 2013 and may be accessed by calling toll free 1-800-406-7325, passcode: 4644904#
Via Telephone outside the U.S.:

•	Live: Dial 1-480-629-9818

•	Replay: A telephone replay will be available through November 22, 2013 and may be accessed by calling 1-303-590-3030, passcode: 4644904#
ABOUT BRISTOW GROUP INC.
Bristow Group Inc. is the leading provider of helicopter services to the worldwide offshore energy industry based on the number of aircraft operated and one of two helicopter service providers to the offshore energy industry with global operations. The Company has major transportation operations in the North Sea, Nigeria and the U.S. Gulf of Mexico, and in most of the other major offshore oil and gas producing regions of the world, including Australia, Brazil, Canada, Russia and Trinidad.  For more information, visit the Company’s website at www.bristowgroup.com.
FORWARD-LOOKING STATEMENTS DISCLOSURE
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. These forward-looking statements include statements regarding earnings guidance, EC225 return to service, capital allocation strategy, operational and capital performance, shareholder return, liquidity and market and industry conditions. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Risks and uncertainties include without limitation: fluctuations in the demand for our services; fluctuations in worldwide prices of and demand for natural gas and oil; fluctuations in levels of natural gas and oil exploration and development activities; the impact of competition; actions by customers; the risk of reductions in spending on helicopter services by governmental agencies; changes in tax and other laws and regulations; changes in foreign exchange rates and controls; risks associated with international operations; operating risks inherent in our business, including the possibility of declining safety performance; general economic conditions including the capital and credit markets; our ability to obtain financing; the risk of grounding of segments of our fleet for extended periods of time or indefinitely; our ability to re-deploy our aircraft to regions with greater demand; our ability to acquire additional aircraft and dispose of older aircraft through sales into the aftermarket; the possibility that we do not achieve the anticipated benefit of our fleet investment program; availability of employees; and political instability, war or acts of terrorism in any of the countries where we operate. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2013 and annual report on Form 10-K for the fiscal year ended March 31, 2013. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
(financial tables follow)

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012

Gross revenue:
Operating revenue from non-affiliates	$353,849	$319,663	$690,097	$634,512
Operating revenue from affiliates	24,781	6,288	48,080	12,093
Reimbursable revenue from non-affiliates	38,698	39,719	78,080	81,673
Reimbursable revenue from affiliates	—	84	65	84
	417,328	365,754	816,322	728,362
Operating expense:
Direct cost	256,766	224,495	512,022	447,263
Reimbursable expense	36,314	38,634	73,057	78,806
Depreciation and amortization	23,858	23,321	46,677	44,693
General and administrative	46,479	37,708	86,787	72,685
	363,417	324,158	718,543	643,447

Loss on disposal of assets	(3,064)	(1,262)	(4,785)	(6,577)
Earnings from unconsolidated affiliates, net of losses	3,088	6,994	17,060	8,983
Operating income	53,935	47,328	110,054	87,321

Interest income	762	263	881	351
Interest expense	(9,078)	(8,597)	(29,448)	(17,371)
Gain on sale of unconsolidated affiliate	103,924	—	103,924	—
Other income (expense), net	1,487	(218)	121	(1,149)
Income before provision for income taxes	151,030	38,776	185,532	69,152
Provision for income taxes	(41,146)	(8,342)	(48,736)	(14,522)
Net income	109,884	30,434	136,796	54,630
Net income attributable to noncontrolling interests	722	(766)	696	(1,300)
Net income attributable to Bristow Group	$110,606	$29,668	$137,492	$53,330

Earnings per common share:
Basic	$3.04	$0.83	$3.79	$1.49
Diluted	$3.01	$0.82	$3.75	$1.46

Non-GAAAP measures:
Adjusted operating income	$59,087	$46,274	$117,752	$93,276
Adjusted operating margin	15.6%	14.2%	16.0%	14.4%
Adjusted EBITDAR	$108,508	$84,922	$211,806	$168,727
Adjusted EBITDAR margin	28.7%	26.1%	28.7%	26.1%
Adjusted net income	$46,504	$29,153	$83,544	$58,425
Adjusted diluted earnings per share	$1.27	$0.80	$2.28	$1.60

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2013	March 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$313,521	$215,623
Accounts receivable from non-affiliates	232,767	254,520
Accounts receivable from affiliates	8,109	8,261
Inventories	158,622	153,969
Assets held for sale	26,719	8,290
Prepaid expenses and other current assets	30,950	35,095
Total current assets	770,688	675,758
Investment in unconsolidated affiliates	272,345	272,123
Property and equipment – at cost:
Land and buildings	111,406	108,593
Aircraft and equipment	2,441,399	2,306,054
	2,552,805	2,414,647
Less – Accumulated depreciation and amortization	(518,142)	(493,575)
	2,034,663	1,921,072
Goodwill	29,804	28,897
Other assets	58,492	52,842
Total assets	$3,165,992	$2,950,692

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable	$70,157	$69,821
Accrued wages, benefits and related taxes	49,122	56,084
Income taxes payable	32,964	11,659
Other accrued taxes	9,592	7,938
Deferred revenue	21,405	21,646
Accrued maintenance and repairs	17,109	15,391
Accrued interest	15,690	14,249
Other accrued liabilities	23,869	20,714
Deferred taxes	2,394	—
Short-term borrowings and current maturities of long-term debt	6,989	22,323
Total current liabilities	249,291	239,825
Long-term debt, less current maturities	824,094	764,946
Accrued pension liabilities	127,296	126,647
Other liabilities and deferred credits	49,529	57,196
Deferred taxes	155,303	151,121

Stockholders’ investment:
Common stock	372	367
Additional paid-in capital	752,614	731,883
Retained earnings	1,214,157	1,094,803
Accumulated other comprehensive loss	(188,476)	(199,683)
Treasury shares	(26,304)	(26,304)
Total Bristow Group stockholders’ investment	1,752,363	1,601,066
Noncontrolling interests	8,116	9,891
Total stockholders’ investment	1,760,479	1,610,957
Total liabilities and stockholders’ investment	$3,165,992	$2,950,692

BRISTOW GROUP INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended September 30,
	2013	2012
Cash flows from operating activities:
Net income	$136,796	$54,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,677	44,693
Deferred income taxes	7,352	(4,592)
Write-off of deferred financing fees	12,733	—
Discount amortization on long-term debt	1,722	1,772
Loss on disposal of assets	4,785	6,577
Gain on sale of unconsolidated affiliate	(103,924)	—
Stock-based compensation	6,625	5,523
Equity in earnings from unconsolidated affiliates (in excess of) less than dividends received	(8,061)	(2,866)
Tax benefit related to stock-based compensation	(4,234)	(433)
Increase (decrease) in cash resulting from changes in:
Accounts receivable	28,508	20,786
Inventories	1,926	(46)
Prepaid expenses and other assets	8,940	729
Accounts payable	(2,577)	(3,426)
Accrued liabilities	5,756	11,777
Other liabilities and deferred credits	(10,548)	(226)
Net cash provided by operating activities	132,476	134,898
Cash flows from investing activities:
Capital expenditures	(339,559)	(113,405)
Proceeds from asset dispositions	155,603	96,376
Proceeds from sale of unconsolidated affiliate	112,210	—
Investment in unconsolidated affiliate	—	(7,153)
Net cash used in investing activities	(71,746)	(24,182)
Cash flows from financing activities:
Proceeds from borrowings	160,146	—
Debt issuance costs	(15,152)	—
Repayment of debt	(117,748)	(24,300)
Partial prepayment of put/call obligation	(27)	(33)
Common stock dividends paid	(18,138)	(14,297)
Issuance of common stock	11,550	7,869
Tax benefit related to stock-based compensation	4,234	433
Net cash provided by (used in) financing activities	24,865	(30,328)
Effect of exchange rate changes on cash and cash equivalents	12,303	6,411
Net increase in cash and cash equivalents	97,898	86,799
Cash and cash equivalents at beginning of period	215,623	261,550
Cash and cash equivalents at end of period	$313,521	$348,349

BRISTOW GROUP INC. AND SUBSIDIARIES
SELECTED OPERATING DATA
(In thousands, except flight hours and percentages)
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
Flight hours (excluding Bristow Academy and unconsolidated affiliates):
Europe	16,871	15,900	33,165	33,136
West Africa	11,396	10,635	23,112	21,389
North America	16,419	20,561	32,341	40,730
Australia	2,263	2,961	5,057	5,753
Other International	3,633	4,981	6,998	9,158
Consolidated	50,582	55,038	100,673	110,166

Operating revenue:
Europe	$156,352	$124,993	$293,511	$248,228
West Africa	75,875	65,273	151,654	131,628
North America	60,353	56,982	118,588	109,607
Australia	35,326	38,448	73,539	76,619
Other International	32,150	32,085	65,043	65,312
Corporate and other	19,793	8,817	37,908	16,237
Intra-business unit eliminations	(1,219)	(647)	(2,066)	(1,026)
Consolidated	$378,630	$325,951	$738,177	$646,605

Operating income (loss):
Europe	$32,958	$27,008	$52,979	$48,884
West Africa	18,231	13,430	37,484	29,561
North America	9,164	6,130	17,287	12,605
Australia	2,508	6,829	5,788	13,338
Other International	8,654	10,354	27,096	17,741
Corporate and other	(14,516)	(15,161)	(25,795)	(28,231)
Loss on disposal of assets	(3,064)	(1,262)	(4,785)	(6,577)
Consolidated	$53,935	$47,328	$110,054	$87,321

Operating margin:
Europe	21.1%	21.6%	18.1%	19.7%
West Africa	24.0%	20.6%	24.7%	22.5%
North America	15.2%	10.8%	14.6%	11.5%
Australia	7.1%	17.8%	7.9%	17.4%
Other International	26.9%	32.3%	41.7%	27.2%
Consolidated	14.2%	14.5%	14.9%	13.5%

Adjusted EBITDAR:
Europe	$55,190	$43,245	$96,682	$82,909
West Africa	23,075	17,297	46,795	38,460
North America	18,692	11,767	35,715	23,967
Australia	7,413	10,766	14,187	21,091
Other International	12,648	14,169	34,833	25,715
Corporate and other	(8,510)	(12,322)	(16,406)	(23,415)
Consolidated	$108,508	$84,922	$211,806	$168,727

Adjusted EBITDAR margin:
Europe	35.3%	34.6%	32.9%	33.4%
West Africa	30.4%	26.5%	30.9%	29.2%
North America	31.0%	20.7%	30.1%	21.9%
Australia	21.0%	28.0%	19.3%	27.5%
Other International	39.3%	44.2%	53.6%	39.4%
Consolidated	28.7%	26.1%	28.7%	26.1%

BRISTOW GROUP INC. AND SUBSIDIARIES
AIRCRAFT COUNT
As of September 30, 2013
(Unaudited)

		Aircraft in Consolidated Fleet
	Percentage of Current Period Operating Revenue	Helicopters
		Small	Medium	Large	Training	Fixed Wing		Unconsolidated Affiliates (3)
							Total (1)(2)		Total
Europe	40%	—	10	54	—	—	64	—	64
West Africa	21%	9	26	6	—	3	44	—	44
North America	16%	60	24	11	—	—	95	—	95
Australia	10%	2	7	15	—	—	24	—	24
Other International	9%	2	32	13	—	—	47	127	174
Corporate and other	4%	—	—	—	76	—	76	—	76
Total	100%	73	99	99	76	3	350	127	477
Aircraft not currently in fleet: (4)
On order		—	15	42	—	—	57
Under option		—	22	41	—	—	63
_________

(1)	Includes 26 aircraft held for sale and 76 leased aircraft as follows:

	Held for Sale Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	—	—	—	—	—
West Africa	—	1	—	—	—	1
North America	19	—	—	—	—	19
Australia	—	—	—	—	—	—
Other International	—	4	—	—	—	4
Corporate and other	—	—	—	2	—	2
Total	19	5	—	2	—	26

	Leased Aircraft in Consolidated Fleet
	Helicopters
	Small	Medium	Large	Training	Fixed Wing	Total
Europe	—	1	20	—	—	21
West Africa	—	1	—	—	—	1
North America	1	13	3	—	—	17
Australia	2	2	3	—	—	7
Other International	—	—	—	—	—	—
Corporate and other	—	—	—	30	—	30
Total	3	17	26	30	—	76

(2)	The average age of our fleet, excluding training aircraft, was 11 years as of September 30, 2013.

(3)
The 127 aircraft operated by our unconsolidated affiliates do not include those aircraft leased from us. Includes 56 helicopters (primarily medium) and 29 fixed wing aircraft owned and managed by Líder, our unconsolidated affiliate in Brazil, which is included in our Other International business unit. On July 14, 2013, we sold our interest in an unconsolidated affiliate operating 64 aircraft in Europe.

(4)	This table does not reflect aircraft which our unconsolidated affiliates may have on order or under option.

BRISTOW GROUP INC. AND SUBSIDIARIES
GAAP RECONCILIATIONS

These financial measures have not been prepared in accordance with generally accepted accounting principles (“GAAP”) and have not been audited or reviewed by our independent auditor. These financial measures are therefore considered non-GAAP financial measures. A description of the adjustments to and reconciliations of these non-GAAP financial measures to the most comparable GAAP financial measures is as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
	2013	2012	2013	2012
	(In thousands, except per share amounts)
Adjusted operating income	$59,087	$46,274	$117,752	$93,276
Loss on disposal of assets	(3,064)	(1,262)	(4,785)	(6,577)
Special items	(2,088)	2,316	(2,913)	622
Operating income	$53,935	$47,328	$110,054	$87,321

Adjusted EBITDAR	$108,508	$84,922	$211,806	$168,727
Loss on disposal of assets	(3,064)	(1,262)	(4,785)	(6,577)
Special items	101,836	2,316	101,011	622
Depreciation and amortization	(23,858)	(23,321)	(46,677)	(44,693)
Rent expense	(23,314)	(15,282)	(46,375)	(31,556)
Interest expense	(9,078)	(8,597)	(29,448)	(17,371)
Provision for income taxes	(41,146)	(8,342)	(48,736)	(14,522)
Net income	$109,884	$30,434	$136,796	$54,630

Adjusted net income	$46,504	$29,153	$83,544	$58,425
Loss on disposal of assets	(2,438)	(990)	(3,780)	(5,196)
Special items	66,540	1,505	57,728	101
Net income attributable to Bristow Group	$110,606	$29,668	$137,492	$53,330

Adjusted diluted earnings per share	$1.27	$0.80	$2.28	$1.60
Loss on disposal of assets	(0.07)	(0.03)	(0.10)	(0.14)
Special items	1.81	0.04	1.58	—
Diluted earnings per share	3.01	0.82	3.75	1.46

	Three Months Ended September 30, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (1)	$—	$103,924	$67,897	$1.85
Inventory allowances (2)	(1,539)	(1,539)	(1,000)	(0.03)
Alaska closure (3)	(549)	(549)	(357)	(0.01)
Total special items	$(2,088)	$101,836	$66,540	1.81

	Three Months Ended September 30, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Líder correction (4)	$2,316	$2,316	$1,505	$0.04
Total special items	$2,316	$2,316	$1,505	0.04

	Six Months Ended September 30, 2013
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Gain on sale of unconsolidated affiliate (1)	$—	$103,924	$67,897	$1.85
Cancellation of potential financing (5)	—	—	(8,276)	(0.23)
Inventory allowances (2)	(2,364)	(2,364)	(1,536)	(0.04)
Alaska closure (3)	(549)	(549)	(357)	(0.01)
Total special items	$(2,913)	$101,011	$57,728	1.58

	Six Months Ended September 30, 2012
	Adjusted Operating Income	Adjusted EBITDAR	Adjusted Net Income	Adjusted Diluted Earnings Per Share
	(In thousands, except per share amounts)
Líder correction (4)	$2,784	$2,784	$1,809	$0.05
Severance costs for termination of a contract (6)	(2,162)	(2,162)	(1,708)	(0.05)
Total special items	$622	$622	$101	—
_________

(1)	Relates to a gain resulting from the sale of our 50% interest in the FB Entities for £74 million, or approximately $112.2 million.

(2)
During the six months ended September 30, 2013, we increased our inventory allowance by $2.4 million as a result of our review of excess inventory on aircraft model types we ceased ownership of or classified all or a significant portion of as held for sale; $1.5 million of this allowance was rewarded during the three months ended September 30, 2013. A majority of this allowance relates to small aircraft types operating primarily in our North America business unit as we continue to move toward operating a fleet of mostly large and medium aircraft in this market.

(3)	Relates to a charge of $0.5 million associated with the planned closure of our Alaska operations which related primarily to employee severance and retention costs.

(4)	Relates to a calculation error related to Líder that affected our earnings from unconsolidated affiliate by $2.8 million.

(5)
Relates to a charge to interest expense of $12.7 million, resulting from the write-off of unamortized deferred financing fees related to a potential financing in connection with our bid to provide SAR services in the U.K. During the June 2013 quarter, we increased our borrowing capacity on our revolving credit facility from $200 million to $350 million and cancelled this potential financing.

(6)	Relates to $2.2 million of severance costs related to the termination of a contract in the Southern North Sea in the September 2012 quarter.
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